Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of $250,000,000  of 3.625% Convertible Senior Notes due 2011 and Shares of Common Stock Issuable Upon Conversion of the Notes and to the incorporation by reference therein of our report dated February 17, 2006 (except for the earnings per share paragraph in Note 1 and Notes 2 and 3, as to which the date is November 27, 2006), with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. for the year ended December 31, 2005 included in its Current Report on Form 8-K filed on November 30, 2006 with the Securities and Exchange Commission, and our report dated February 17, 2006, with respect to United Dominion Realty Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Dominion Realty Trust, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
January 8, 2007